Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
February 20, 2019

Southern Company reports fourth-quarter and full-year 2018 earnings

ATLANTA - Southern Company today reported fourth-quarter 2018 earnings of $278 million, or 27 cents per share, compared with earnings of $496 million, or 49 cents per share, in the fourth quarter of 2017. Southern Company also reported full-year 2018 earnings of $2.23 billion, or $2.18 per share, compared with earnings of $842 million, or 84 cents per share, in 2017.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $256 million, or 25 cents per share, during the fourth quarter of 2018, compared with $509 million, or 51 cents per share, during the fourth quarter of 2017. For the full-year 2018, excluding these items, Southern Company earned $3.13 billion, or $3.07 per share, compared with earnings of $3.02 billion, or $3.02 per share, in 2017.

Non-GAAP Financial Measures	Three Months Ended December		Year-to-Date December
Net Income - Excluding Items (in millions)	2018	2017	2018	2017
Net Income - As Reported	$278	$496	$2,226	$842
Estimated Loss on Plants Under Construction	(6)	211	1,102	3,366
Tax Impact	(94)	(25)	(376)	(975)
Loss on Plant Scherer Unit 3	-	-	-	33
Tax Impact	-	-	-	(13)
Acquisition, Disposition, and Integration Impacts	58	16	(35)	35
Tax Impact	(11)	10	294	12
Wholesale Gas Services	41	105	(42)	57
Tax Impact	(14)	(20)	4	-
Litigation Settlement	-	-	(24)	-
Tax Impact	-	-	6	-
Earnings Guidance Comparability Items:
Equity Return Related to Kemper IGCC Schedule Extension	-	-	-	(47)
Tax Impact	-	-	-	(9)
Adoption of Tax Reform	4	(284)	(27)	(284)
Net Income - Excluding Items	$256	$509	$3,128	$3,017
Average Shares Outstanding - (in millions)	1,034	1,007	1,020	1,000
Basic Earnings Per Share - Excluding Items	$0.25	$0.51	$3.07	$3.02
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers for the full year 2018 were positively influenced by effects of constructive regulatory outcomes and weather at the state-regulated utilities. These impacts were partially offset by increases in depreciation and amortization, interest expense and share issuances.

“2018 was a banner year for Southern Company, as we continued to see outstanding operational execution throughout the franchise,” said Chairman, President and CEO Thomas A. Fanning. “All of our state-regulated electric and gas companies delivered strong performance. We experienced solid customer growth, and we delivered significant benefits to customers resulting from tax reform while maintaining credit metrics across our businesses. We also saw excellent progress with the construction of the new nuclear units at Georgia Power’s Plant Vogtle, achieving our year-end construction targets.”

Fourth quarter 2018 operating revenues were $5.34 billion, compared with $5.63 billion for the fourth quarter of 2017, a decrease of 5.2 percent. Operating revenues for the full year 2018 were $23.50 billion, compared with $23.03 billion in 2017, an increase of 2.0 percent.

Southern Company’s fourth quarter earnings slides with supplemental financial information, including its earnings guidance for 2019, are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 8 a.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries as of Jan. 1, 2019. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

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